SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. N/A)

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☒ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST SECURITY GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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April 14, 2008

TO THE SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of First Security Group, Inc., which will be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 4, 2008, at 4:00 p.m. local time.

At the Meeting, you will be asked to consider and vote upon: (i) the election of eight (8) directors to serve until the 2008 Annual Meeting of Shareholders and until their successors have been elected and qualified; and (ii) the ratification of the appointment of Joseph Decosimo and Company, PLLC, as independent auditors for First Security for the fiscal year ending December 31, 2008.

Enclosed are the Notice of Meeting, Proxy Statement and Proxy. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate your completing the enclosed Proxy and returning it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person even if you have previously returned your Proxy.

If you have any questions about the Proxy Statement or our Annual Report, please call or write us.

Sincerely,

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

FIRST SECURITY GROUP, INC.

531 Broad Street

Chattanooga, Tennessee 37402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 4, 2008

Notice is hereby given that the 2008 Annual Meeting of Shareholders of First Security Group, Inc. will be held at the corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 4, 2008, at 4:00 p.m. local time for the following purposes:

1.	Elect Directors. To consider and vote upon the election of eight (8) directors to serve until the 2009 Annual Meeting of Shareholders and until their successors have been elected and qualified.

2.	Ratify Auditors. To consider and vote upon the ratification of the appointment of Joseph Decosimo and Company, PLLC, as independent auditors for First Security for the fiscal year ending December 31, 2008.

3.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail. We urge you to review these materials carefully.

Only shareholders of record at the close of business on April 8, 2008 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

April 14, 2008

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO FIRST SECURITY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.

JUNE 4, 2008

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors from holders of our common stock, $0.01 par value, for use at the 2008 Annual Meeting of Shareholders of First Security to be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 4, 2008, at 4:00 p.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, all references to “First Security,” “we,” “us” and “our” refer to First Security Group, Inc. and our subsidiary, FSGBank, National Association.

The Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement. Our Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

The 2007 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2007, is included with this mailing. These proxy materials are first being mailed to our shareholders on or about April 22, 2008.

Our principal executive offices are located at 531 Broad Street, Chattanooga, Tennessee 37402 and our telephone number is (423) 266-2000.

Summary of Proposals

The proposals to be considered at the Meeting may be summarized as follows:

Proposal One.    To consider and vote upon the election of eight (8) directors to serve until the 2008 Annual Meeting of Shareholders and until their successors have been elected and qualified; and

Proposal Two.    To consider and vote upon the ratification of the appointment of Joseph Decosimo and Company, PLLC, as our independent auditors for the fiscal year ending December 31, 2008.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date defined below are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. To hold a vote on any proposal, a quorum must be present with respect to that proposal. A quorum is a majority of the total votes entitled to be cast by the holders of the outstanding shares of common stock. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted as shares present. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Proposal One, relating to the election of the nominees for directors, requires approval by a plurality of the votes cast by the holders of shares of common stock entitled to vote with respect to that proposal. This means that those eight (8) nominees for directors receiving the greatest number of votes will be elected directors. Proposal Two, and any other proposal that is properly brought before the Meeting, each require that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum exists.

Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether any proposal has received sufficient votes for approval, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. This means that abstentions and broker non-votes will not affect the outcome of the vote with respect to any proposal.

Record Date, Solicitation and Revocability of Proxies

Our Board of Directors has fixed the close of business on April 8, 2008 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were 16,443,303 shares of common stock issued and outstanding, which were held by approximately 1,224 holders of record.

Shares of common stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If no instructions are indicated, such shares of common stock will be voted “FOR” all proposals and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the foregoing proposals at the time of the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by: (i) giving written notice of revocation to our Secretary, (ii) properly submitting to us a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to Proxies should be addressed as follows: First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee 37402, Attention: William L. (Chip) Lusk, Jr., Secretary of the Board.

The cost of soliciting proxies for the meeting will be paid by First Security. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, First Security will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock; such holders, after inquiry by First Security, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and First Security will reimburse them for the reasonable expense of mailing proxy materials to such persons.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

The Meeting is being held to, among other things, elect eight (8) directors of First Security to serve a one-year term of office expiring at the 2009 Annual Meeting of Shareholders and until their successors have been elected and qualified. Although all nominees are expected to serve if elected, if any nominee is unable to serve, the persons voting the Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by our Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (8 persons). Cumulative voting is not permitted.

The following table shows for each nominee: (1) his or her name; (2) his or her age at December 31, 2007; (3) how long he or she has been one of our directors; (4) his or her position(s) with us, other than as a director; and (5) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. Each of the director nominees listed below is also a director of FSGBank.

Name (Age)	Director Since	Position with First Security and Business Experience
Rodger B. Holley (60)	1999	Chairman of the Board and Chief Executive Officer of First Security since February 1999; Chairman of the Board and Chief Executive Officer of FSGBank since 2000; President of First Security from February 1999 to May 2007; President of FSGBank from 2000 to May 2007; and Director of Dalton Whitfield Bank (Dalton, GA), from September 1999 to September 2003 when it merged with FSGBank.

Lloyd L. Montgomery, III (54)	2002	President and Chief Operating Officer of First Security and FSGBank since May 2007; Chief Operating Officer and Executive Vice President of First Security from March 2002 to May 2007; Chief Operating Officer and Executive Vice President of FSGBank from September 2003 to May 2007; Chairman of the Board of First State Bank (Maynardville, TN) from July 2002 to September 2003 when it merged with FSGBank; and involved in business ventures and real estate development (Knoxville, TN) from January 2000 to March 2002.

J.C. Harold Anders (64)	2003	Owner of Anders Rental (real estate rentals, Dalton, GA) since 1978; Co-Owner of Central Drive In (fast food company, Dalton, GA) since 1988; Co-Owner of Poag & Anders, Inc. (real estate development, Dalton, GA) since 1992; Co-Owner of Clayton & Anders, Inc. (real estate development, Dalton, GA) since 1992; and Director of Premier National Bank of Dalton (Dalton, GA) from 1996 until its acquisition by First Security in March 2003 (Chairman from 2001 to 2003).

Randall L. Gibson (46)	2006	Chief Operating Officer, Chief Manager and General Counsel of Lawler-Wood, LLC (regional and international real estate services, Knoxville, TN) since 1995.

Carol H. Jackson (68)	2002	Retired as Vice President of Baker Street Rentals (property management, Knoxville, TN) in 2006 after serving in this role since 1991.

Name (Age)	Director Since	Position with First Security and Business Experience
Ralph L. Kendall (79)	1999	Retired as a partner with Ernst & Young LLP (international CPA firm, Chattanooga, TN) in 1986.

William B. Kilbride (57)	2003	President of Mohawk Home (a division of Mohawk Industries, Inc. NYSE:MHK) (floorcovering manufacturer, Calhoun, GA), since 1992.

D. Ray Marler (63)	1999	President of Ray Marler Construction Company (general construction, Chattanooga, TN) since 1965; President and Chief Manager of Environmental Materials, LLC (environmental services, Chattanooga, TN) since 1998; President of Environmental Holdings, Inc. (environmental services, Chattanooga, TN) since 1998; President of Environmental Materials, Inc. (environmental services, Chattanooga, TN) since 1998; President and Chief Manager of Chattanooga Transfer LLC (waste management, Chattanooga, TN) since 2004; Partner of Canyons LLC (land development, Chattanooga, TN) since 2004; President and Chief Manager of City Disposal Services, LLC (waste management, Chattanooga, TN) since 2006; and Chief Manager of MWW, LLC (land management, Chattanooga, TN) from 2002 to 2006.

FIRST SECURITY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF ALL EIGHT (8) NOMINEES LISTED ABOVE.

Director Independence

The Board of Directors has determined that the following directors are independent pursuant to the independence standards of the Nasdaq Stock Market:

• J.C. Harold Anders • Randall L. Gibson • Carol H. Jackson	• Ralph L. Kendall • William B. Kilbride • D. Ray Marler

The Board of Directors considered any transaction, relationship or arrangement between First Security and the directors named above (and his or her family) and concluded each of these directors could exercise independent judgment in carrying out his or her responsibilities.

Board Meetings and Committees

Our Board of Directors held 14 meetings during 2007. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the Board committees on which they served. Although we do not have a formal policy regarding our board members’ attendance at the Annual Meeting of Shareholders, board members are encouraged to attend the annual meeting. All of our directors attended the 2007 Annual Meeting of Shareholders.

Our Board of Directors has eight standing committees: the Compensation Committee, the Audit/Corporate Governance Committee, the Executive Committee, the Asset/Liability Committee, the Property Committee, the Loan Committee, the Nominating Committee and the Trust Committee. Each committee also serves the same functions for FSGBank.

Nominating Committee.    Our Nominating Committee is comprised of D. Ray Marler (Chairman), J.C. Harold Anders, Carol H. Jackson, Ralph L. Kendall and William B. Kilbride, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Nominating Committee held one meeting during 2007. The Nominating Committee is responsible for the identification of individuals qualified to become members of the Board, and for either the selection of, or recommendation to our Board of Directors for, the director nominees for the next annual shareholders meeting. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on our website, www.FSGBank.com.

The Nominating Committee has not adopted a formal policy or process for identifying or evaluating director nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, our customers and shareholders and professionals in the financial services and other industries. Similarly, the committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of us and the financial services industry; experience in serving as one of our directors or as a director of another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by us; commitment to and availability for service as a director; and any other factors the committee deems relevant.

In accordance with our bylaws, a shareholder may nominate persons for election as directors. If the officer presiding at meeting determines that a nomination was not made in accordance with the bylaws, the nomination may be disregarded. The bylaws require written notice to the Secretary of First Security of the nomination is received at our principal executive offices at least 60 days prior to the date of the annual meeting, assuming the meeting will be held the same date as the prior year’s annual meeting, or at least 60 days prior to the date of the annual meeting for that year provided that we have publicly announced the annual meeting date at least 75 days in advance. The notice must set forth:

(1)	the name, age, business address and residence address of all individuals nominated;

(2)	the principal occupation or employment of all individuals nominated;

(3)	the class and number of shares of First Security which are beneficially owned by all individuals nominated;

(4)	any other information relating to all individuals nominated that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 and the SEC’s rules and regulations thereunder and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of First Security are traded;

(5)	the name and record address of the nominating shareholder; and

(6)	the class and number of shares of First Security which are beneficially owned by the nominating shareholder.

Audit/Corporate Governance Committee.    Our Audit/Corporate Governance Committee is comprised of Ralph L. Kendall (Chairman), Carol H. Jackson and William B. Kilbride, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Board of Directors has determined that Mr. Kendall and Mr. Kilbride meet the criteria specified under applicable SEC regulations for an “audit committee financial expert.” In addition, the Board believes that all of the Audit/Corporate Governance Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit/Corporate Governance Committee. The Audit/Corporate Governance Committee held five meetings during 2007.

The Audit/Corporate Governance Committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, overseeing the audit of our fiduciary activities and determining that all audits and examinations required by law are performed. Our Board of

Directors has adopted a written charter for the Audit/Corporate Governance Committee, a copy of which is available on our website, www.FSGBank.com. Our Board of Directors annually reviews and approves changes to the Audit/Corporate Governance Committee charter. Under the charter, the committee has the authority and is empowered to:

•	appoint, approve compensation and oversee the work of the independent auditor;

•	resolve disagreements between management and the auditors regarding financial reporting;

•	pre-approve all auditing and appropriate non-auditing services performed by the independent auditor;

•	retain independent counsel and accountants to assist the committee;

•	seek information it requires from employees or external parties; and

•	meet with our officers, independent auditors or outside counsel as necessary.

The Audit/Corporate Governance Committee Report is found in Proposal Two: Ratification of Appointment of Independent Registered Accounting Firm.

Compensation Committee.    Our Compensation Committee is comprised of J.C. Harold Anders (Chairman), Ralph L. Kendall, and D. Ray Marler, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Compensation Committee held four meetings during 2007, in addition to one meeting by unanimous written consent. This committee has the authority to determine the compensation of our executive officers and employees and administers our benefit and incentive plans. This committee also has the power to interpret the provisions of our Long-Term Incentive Plans. Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on our website, www.FSGBank.com.

No member of the Compensation Committee is now or was during the last fiscal year an officer or employee of First Security or FSGBank. During 2007, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our Compensation Committee members served as an executive officer.

The Compensation Committee Report is found following the Compensation Discussion and Analysis in the “Executive Compensation” section of this Proxy Statement.

Director Compensation

2007 Director Compensation Table

The following table shows the total fees paid to, or earned by, each of our non-employee directors for their service on the Board of Directors during 2007.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Comp Earnings	All Other Compensation	Total
(a)	($) (b)	($) (c)	($) (d)		($) (e)	($) (f)	($) (g)	($) (h)
J.C. Harold Anders	32,500	—	12,642	(2)	—	—	—	45,142
Randall L. Gibson	22,750	—	9,354	(3)	—	—	—	32,104
Carol H. Jackson	28,250	—	12,642	(2)	—	—	—	40,892
Ralph L. Kendall	30,250	—	12,642	(2)	—	—	—	42,892
William B. Kilbride	24,750	—	12,642	(2)	—	—	—	37,392
D. Ray Marler	32,500	—	12,642	(2)	—	—	—	45,142

(1)	The aggregate number of option awards outstanding as of December 31, 2007 for each director was as follows:

J.C. Harold Anders held 23,200 options

Randall L. Gibson held 9,584 options

Carol H. Jackson held 23,200 options

Ralph L. Kendall held 23,200 options

William B. Kilbride held 23,200 options

D. Ray Marler held 23,200 options

(2)	Under our 2002 Long-Term Incentive Plan, stock options were granted to Directors Anders, Jackson, Kendall, Kilbride and Marler on May 27, 2004, October 27, 2005, June 23, 2006 and June 14, 2007 and are subject to three-year service vesting. The values in the table represent the 2007 fiscal year expense computed in accordance with SFAS 123R, using the methods and assumptions described in the 2007 annual report. The May 27, 2004 options were granted at an exercise price of $8.33 per share, the October 27, 2005 options were granted at an exercise price of $9.78 per share, the June 23, 2006 options were granted at an exercise price of $11.30 per share and the June 14, 2007 options were granted at an exercise price of $11.07 per share. The following assumptions were used in the Black-Scholes methodology for the 2004 award: expected volatility 13.0%, risk-free interest rate 4.22%, expected life 7.0 years, expected divided yield 1.00%. The following assumptions were used in the Black-Scholes methodology for the 2005 award: expected volatility 13.0%, risk-free interest rate 4.49%, expected life 7.0 years, expected divided yield 1.00%. The following assumptions were used in the Black-Scholes methodology for the 2006 award: expected volatility 17.0%, risk-free interest rate 5.12%, expected life 6.5 years, expected divided yield 0.88%. The following assumptions were used in the Black-Scholes methodology for the 2007 award: expected volatility 17.4%, risk-free interest rate 5.19%, expected life 6.5 years, expected divided yield 1.81%. The resulting Black-Scholes grant values for the 2004, 2005, 2006 and 2007 awards are $1.92, $2.33, $3.22 and $2.71 per share, respectively. The annual awards for each director listed was: 2004-3,600 options; 2005-5,000 options; 2006-5,000 options; and 2007-5,000 options. The fair value of each director award was: 2004-$6,901; 2005-$11,633; 2006-$16,106; and 2007-$13,565.
(3)	Under our 2002 Long-Term Incentive Plan, 4,584 and 5,000 stock options were granted to Director Gibson on August 21, 2006 and June 14, 2007, respectively. The 2006 option grant coincided Mr. Gibson’s appointment to First Security’s Board of Directors. Each award is subject to three-year service vesting. The values in the table represent the 2007 fiscal year expense computed in accordance with SFAS 123R, using the methods and assumptions described in the 2007 annual report. The August 21, 2006 options were granted at an exercise price of $11.14 per share and the June 14, 2007 options were granted at an exercise price of $11.07 per share. The following assumptions were used in the Black-Scholes methodology for the 2006 award: expected volatility 18.9%, risk-free interest rate 4.77%, expected life 6.5 years, expected divided yield 0.90%. The following assumptions were used in the Black-Scholes methodology for the 2007 award: expected volatility 17.4%, risk-free interest rate 5.19%, expected life 6.5 years, expected divided yield 1.81%. The resulting Black-Scholes grant value for the 2006 and 2007 awards are $3.16 and $2.71 per share. The fair value of the awards was: 2006-$14,476 and 2007-$13,565.

Cash Compensation

Annually, on or about the annual meeting date, each non-employee Director is paid a $12,000 retainer fee for the next year’s service up to the next annual meeting. The Audit/Corporate Governance, Compensation, Executive and Nominating Committees meet as needed and the Chairperson of each shall receive an additional annual retainer of $5,000, unless the Chairperson is an inside director. The Asset/Liability, Loan, Property, and Trust Committees will meet as needed and the Chairperson of each shall receive an additional annual retainer of $3,000, unless the Chairperson is an inside director. Fees are pro rated for Directors who are elected to the Board of Directors following the annual meeting of shareholders. Subsequent to year-end, First Security’s Non-Employee Director Compensation Policy was revised to provide for a $19,500 retainer fee starting in 2008.

Each non-employee Director is paid a $1,000 fee for attending each Board meeting and a $500 fee for attending each Committee meeting. Non-employee Directors who attend Board meetings or Committee meetings are only eligible for the fees described above for meetings that are attended in person. Directors who participate in a Board or Committee meeting via teleconference will receive 50% of the standard meeting fee.

Equity Compensation

Non-employee Directors receive an annual grant of 5,000 stock options. Non-employee Directors who commence service on the Board at any time other than immediately following the annual shareholder meeting receive a Prorated Stock option grant based upon the number of months actually served. All stock options granted to non-employee Directors are subject to the terms of the company’s 2002 Long-Term Incentive Plan, and are granted within 30 days of the commencement or renewal (if reelected) of service as a Director.

EXECUTIVE OFFICERS

Executive officers are appointed annually at the meetings of the respective Boards of Directors of First Security and FSGBank following the annual meetings of shareholders, to serve until the next annual meeting and until their successors are chosen and qualified. The following table shows for each executive officer: (1) his name; (2) his age at December 31, 2007; (3) how long he has been an officer of First Security; (4) his position with First Security; and (5) his or her principal occupation and business experience for the past five years.

Name (Age)	Officer Since	Position with First Security and Business Experience
Rodger B. Holley (60)	1999	Chairman of the Board and Chief Executive Officer of First Security since February 1999; Chairman of the Board and Chief Executive Officer of FSGBank since 2000; President of First Security from February 1999 to May 2007; President of FSGBank from 2000 to May 2007; and Director of Dalton Whitfield Bank (Dalton, GA), from September 1999 to September 2003 when it merged with FSGBank.

Lloyd L. Montgomery, III (54)	2002	President and Chief Operating Officer of First Security and FSGBank since May 2007; Chief Operating Officer and Executive Vice President of First Security from March 2002 to May 2007; Chief Operating Officer and Executive Vice President of FSGBank from September 2003 to May 2007; Chairman of the Board of First State Bank (Maynardville, TN) from July 2002 to September 2003 when it merged with FSGBank; and involved in business ventures and real estate development (Knoxville, TN) from January 2000 to March 2002.

William L. Lusk, Jr. (39)	1999	Secretary of the Board, Chief Financial Officer and Executive Vice President of First Security since April 1999; Secretary of the Board, Chief Financial Officer and Executive Vice President of FSGBank since June 2000; Secretary, Chief Financial Officer and Executive Vice President of Dalton Whitfield Bank (Dalton, GA) from September 1999 to September 2003 when it merged with FSGBank; and Chief Financial Officer and Executive Vice President of First State Bank (Maynardville, TN) from July 2002 to September 2003 when it merged with FSGBank.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes First Security’s compensation philosophy and policies for 2007 that applied to the executives named below in the Summary Compensation Table (the “Named Executive Officers”). It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this discussion and analysis.

The following discussion and analysis contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of First Security’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. First Security specifically cautions investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

First Security’s Compensation Committee, composed entirely of independent directors, sets and administers the policies that govern First Security’s executive compensation programs, and various incentive and equity award programs. The outcomes of all decisions made by the Committee relating to the compensation of the Named Executive Officers are shared with the full Board.

First Security targets executive compensation at levels consistent with others in the banking industry. We weight executive officers’ compensation toward programs contingent upon First Security’s level of annual and long-term performance. In general, for senior management positions of First Security, including the Named Executive Officers, we will pay base salaries that target the market median and above of other banks of similar size, geographic location and growth rate. The members of this peer group are specifically identified below under the heading “Pay Level and Benchmarking.” Goals for specific components of our compensation program include:

•	Base salaries for executives generally targeted between the 50th and 75th percentiles of our peer group;
•

An Annual Incentive Plan targeted to provide cash compensation at the 50th percentile of our peer group when target performance-based goals are achieved, with the potential for awards between the 60th and 75th percentiles of our peer group when annual goals are exceeded; and

•

Long-Term Incentives intended to provide equity compensation at the 50th percentile of our peer group when target goals are met, with the potential for awards between the 60th and 75th percentiles of our peer group when target goals are exceeded.

Compensation-Related Governance and Role of the Compensation Committee

Committee Charter and Members.    The Committee’s primary responsibilities are to: (1) determine the compensation payable to executive officers; (2) evaluate the performance of the Chief Executive Officer and the relationship between performance and First Security’s compensation policies for the Chief Executive Officer and other executive officers; (3) issue reports in accordance with SEC rules regarding compensation policies; and (4) approve and administer stock-based, profit-sharing and incentive compensation plans. The Charter of the Compensation Committee is available on our website, www.FSGBank.com, and in print upon request (submit request for copies of the Charter to First Security Group, Inc., Attn: Investor Relations, 531 Broad Street, Chattanooga, TN 37402). As of December 31, 2007, the members of First Security’s Compensation Committee are J.C. Harold Anders (Chairman), Ralph L. Kendall, and D. Ray Marler, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Interaction with Consultants.    The Committee has historically retained the services of nationally recognized consulting firms to assist First Security in benchmarking compensation for the Named Executive

Officers. The most recent compensation study focusing on executive officers was conducted by Amalfi Consulting LLC, formerly the Compensation Group of Clark Consulting, in February 2008. The consultant reported directly to the Committee.

Role of Executives in Compensation Committee Deliberations.    The Committee frequently requests the Chief Executive Officer and/or President to be present at Committee meetings to discuss executive compensation and evaluate company and individual performance. Occasionally, other executives may attend a Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only the independent Committee members may vote on decisions regarding changes in executive compensation.

The Chief Executive Officer does not provide the recommendations for changes in his own compensation. The Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made without the Chief Executive Officer present. The Committee initiates any changes in the Chief Executive Officer’s compensation based on periodic market reviews and recommendations from outside consultants. Relative to executives other than the Chief Executive Officer, the Committee uses the Chief Executive Officer’s proposals and input from Amalfi Consulting in making its decisions regarding compensation.

Compensation Committee Activity.    In 2007, the Committee met four times. Activities included benchmarking each element of compensation for the Named Executive Officers, developing the 2007 equity plan, and determining recommended incentive awards and salary increases based on performance.

Compensation Framework

Summary of Pay Components.    First Security uses the pay components identified below to balance the various objectives identified by the Committee. First Security’s compensation framework encourages the achievement of strategic objectives and creation of shareholder value, recognizes and rewards individual initiative and achievements, maintains an appropriate balance between base salary and annual and long-term incentive opportunity, and allows First Security to compete for, retain, and motivate talented executives that are important to our success.

Salaries.    In line with our compensation philosophy, First Security pays competitive base salaries to its Named Executive Officers with levels targeted between the 50th and 75th percentile level of peers. In addition to the targeted peer group level, the Committee also considers the following factors:

•	the individual’s experience;
•	the individual’s past performance and expected future performance;
•	the responsibilities of the position;
•	the individual’s past and potential contribution to First Security; and
•	the positioning of the individual’s projected total compensation levels.

No specific weighting is applied to the factors considered, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy. Because incentive opportunities are defined as a percentage of base salary, each Named Executive Officer’s base salary also affects the amount of other components of compensation. The Committee carefully considers the impact of base salary levels on the projected total compensation payable to each Named Executive Officer.

On February 4, 2008, the Committee approved the compensation for all Named Executive Officers for 2008, effective January 1, 2008. Adjustments to the compensation of each Named Executive Officer are presented in the table below.

	2007 to 2008 Base Salary Adjustments
Named Executive Officer	2007 Base Salary	2008 Base Salary	Percent of Increase
Rodger B. Holley	$340,000	$358,800	5.5%
Lloyd L. Montgomery, III	$216,300	$233,000	7.7%
William L. Lusk, Jr.	$183,750	$185,100	0.7%

The Named Executive Officers did not receive annual base salary adjustments from 2006 levels for 2007. The level of Mr. Montgomery’s 2008 base salary adjustment included an adjustment due to his promotion to President of First Security.

Annual Cash Incentives.    First Security uses annual incentives to focus attention on current strategic priorities and to drive achievement of short-term corporate objectives. Awards are provided under the terms of the First Security Annual Cash Incentive Plan. All employees are eligible to receive annual cash incentive compensation at the end of each year if company-wide performance targets are achieved. In 2007, 100% of the Named Executive Officers’ incentive compensation was tied directly to the overall results of First Security.

In 2007, awards were made contingent on First Security’s diluted earnings per share (EPS) relative to an established target of $0.72 per share. EPS was selected as the sole criteria because of its ease of measurement and direct relationship with the creation of shareholder value. Payouts were determined by the following:

1.	The 2007 EPS Threshold goal was set equal to the Bank’s year-end 2006 EPS.

2.	The 2007 EPS Target goal was set based on 15% growth in EPS from the 2006 level.

3.	The 2007 EPS Maximum goal was set based on 25% growth in EPS from the 2006 level.

	2007 Annual Incentive Plan Performance Goals and Achievement
Measurement Criteria	Performance Goal Levels Defined Under the Plan			Actual Performance Achieved
	Threshold (87.5% of Target)	Target	Maximum (110% of Target)
Diluted Earnings per Share (EPS)	$0.63	$0.72	$0.79	$0.66

The annual incentive objective for 2007 was achieved between the threshold and target levels at $0.66 earnings per share. Payouts under the Annual Cash Incentive Plan are based on a percentage of salary that varies for each Named Executive Officer and for the level of performance achieved. In addition, the Committee retains subjective discretion to make award adjustments from the formula to recognize unique circumstances. The table below shows the award opportunities at threshold, target, and maximum levels, as well as each of the Named Executive Officer’s actual award in 2007 as a percentage of his salary. The targets were set aggressively and required achievement of significant financial performance as demonstrated by payouts at the threshold level for 2007 despite the achievement of record earnings by First Security in 2007.

	2007 Annual Incentive Opportunity as Percent of Salary
Executive	Opportunity Amounts Defined Under the Plan (as a Percent of Base Salary)			Actual Award
	Threshold	Target	Max
Mr. Holley	20%	35%	55%	20%
Mr. Montgomery	15%	25%	40%	15%
Mr. Lusk	15%	25%	40%	15%

For 2008, the Committee determined, based in part on national and regional economic uncertainties, that an incentive plan based solely on earnings per share was no longer appropriate. Instead, the Committee seeks to achieve a balance between encouraging short-term results and implementing long-term strategies to preserve and enhance franchise value. To this end, the Committee identified measurement criteria with established goals and objectives under the Annual Cash Incentive Plan based on then-known economic, market and competitive factors and trends, including interest rate futures, asset growth and subjective factors. The Committee retains the discretion to review economic, market and competitive factors during the year, and, based on such review, to make adjustments to the goals and objectives if factors have significantly changed from those known when the goals and objectives were originally established (e.g., de novo expansion, merger and acquisition activity, and/or variances from projected and realized Federal Reserve Bank target interest rates). The measurement criteria considered under the Annual Cash Incentive Plan may change from year-to-year depending on First Security’s strategy and operating plans.

2008 Measurement Criteria

•	Asset Quality
•	Core Operating Efficiency
•	Deposit Growth
•	Earnings per Share
•	Loan Growth

For 2008, the Named Executive Officers’ annual cash incentive will be based 100% on these bank-wide measurement criteria. The goals and objectives are aggressive, and there is risk that payments will not be made at all, or made only at threshold levels. The threshold targets set by the Committee were generally based on the financial performance and strategic outcomes obtained in the prior year, adjusted to reflect expected economic, market and competitive factors and trends. While threshold targets are established at levels that are intended to be achievable by First Security, a maximum payout under the Annual Cash Incentive Plan would require very high levels of company performance that we believe is possible, but unlikely to be achieved. Generally, the Committee sets the threshold, target and maximum performance requirements such that the relative difficulty of achievement is consistent from year to year. In establishing the final payouts under the Annual Cash Incentive Plan, the Committee may also take into account the following additional considerations on a bank-wide basis, and make adjustments accordingly.

2008 Additional Considerations

•	Attract and Retain Key Personnel
•	Balance Growth and Profitability in a Sustainable Manner
•	Comply with Consumer Regulations
•	Cultivate Investor Relations
•	Enhance Brand Image
•	Improve Customer Satisfaction
•	Maintain Healthy Internal Culture
•	Preserve Competitive Advantage
•	Promote Internal Accountability

On February 4, 2008, the Committee modified Mr. Montgomery’s payout opportunity as a percentage of his salary under the Annual Cash Incentive Plan based on his promotion to President of First Security. The table below shows the award opportunities at threshold, target, and maximum levels for each Named Executive Officer in 2008 as a percentage of his salary. The payout opportunities remain consistent with our compensation philosophy presented earlier. The Committee retains subjective discretion to make award adjustments from the formula to recognize unique circumstances.

	2008 Annual Incentive Opportunity as Percent of Salary
Executive	Threshold	Target	Max
Mr. Holley	20%	35%	55%
Mr. Montgomery	20%	35%	55%
Mr. Lusk	15%	25%	40%

Long-Term Incentives.    First Security uses long-term incentives to encourage its Named Executive Officers to focus on critical long-range objectives, to foster retention, and to align the Named Executive Officers’ interests with the long-term interests of our other shareholders. For 2007, each Named Executive Officer received a grant of stock options and stock awards under the First Security 2002 Long-Term Incentive Plan. Based on the Committee’s analysis of First Security’s overall performance, the Committee decided to grant equity awards for 2007 at the levels described in the table below. The equity awards in the table below were granted to the Named Executive Officers on February 27, 2008. No equity awards were granted to the Named Executive Officers during 2007.

	Long-Term Incentives for 2007
Executive	Stock Options		Restricted Stock
	Number of Options	Option Award Value	Number of Shares	Stock Award Value
Mr. Holley	6,050	$11,327	1,250	$11,350
Mr. Montgomery	3,850	$7,208	800	$7,264
Mr. Lusk	2,450	$4,587	500	$4,540

Both the stock options and the restricted stock awards granted to the Named Executive Officers on February 27, 2008 vest 33% at the end of the first year after grant, 33% at the end of the second year, and 34% at the end of the third year. The Committee uses a three-year vesting schedule based on perceived industry norms, the ability to use the vesting terms to retain the Named Executive Officers and to recognize the expense over several years. The Option Award Value is based on the Black-Scholes option pricing model and the Stock Award Value is based on the share price of First Security’s common stock on the grant date – First Security’s closing share price on February 27, 2008 was $9.08. The Option Award Value and Stock Award Value each represents the total value of the award without consideration of the vesting requirements.

In setting the Long-Term Incentives awarded to the Named Executive Officers for 2007, the Committee used the 2007 EPS targets previously discussed along with the matrix of Long-Term Incentive payout opportunities described in the chart below. Based on actual 2007 EPS of $0.66 per share (or one-third of the margin between threshold and target), the Committee granted awards at 33% of the target percentage (or one-third of the margin between threshold and target) for each Named Executive Officer. The payout opportunities under the matrix were consistent with our compensation philosophy presented earlier.

	2007 Long-Term Incentive Opportunity as Percent of Salary
Executive	Opportunity Amounts Considered by Committee (as a Percent of Base Salary)			Actual Award
	Threshold	Target	Max
Mr. Holley	0%	20%	40%	6.6%
Mr. Montgomery	0%	20%	40%	6.6%
Mr. Lusk	0%	15%	30%	5.0%

The 2002 Long-Term Incentive Plan authorizes the granting of stock options (incentive stock options or non-qualified stock options), stock appreciation rights, and restricted stock. The Committee decided to issue 50% of the resulting Long-Term Incentives awarded to each Named Executive Officer in the form of stock options and 50% in the form of restricted stock awards.

401(k) and Employee Stock Ownership Plan.    First Security sponsors the First Security Group 401(k) and Employee Stock Ownership Plan pursuant to which First Security makes matching contributions. The purpose of the plan is to provide participating employees with an opportunity to obtain beneficial interests in the stock of First Security and to accumulate capital for their future economic security. Our Plan owns shares of First Security common stock and allocates the shares for the company-matching element of the 401(k). We may use the shares for ESOP profit sharing opportunities, but have not done so to date.

First Security’s Plan satisfies the safe harbor rules provided in Code Section 401(k)(12) and Code Section 401(m)(11). First Security makes matching contributions of at least 100% of each participant’s 401(k) contributions up to six percent (6%) of compensation. The Plan provides for 100% vesting of all accounts.

Executive Retirement Benefits.    First Security has entered into salary continuation agreements with each of the Named Executive Officers. The salary continuation agreements are intended to provide the officers with a fixed annual benefit for 15 years subsequent to retirement on or after the normal retirement age of 65. The salary continuation agreements help support the objective of maintaining a stable, committed, and qualified team of key executives through the inclusion of retention and non-competition provisions.

First Security entered into a salary continuation agreement with Mr. Holley on December 21, 2005, pursuant to which Mr. Holley is entitled to certain nonqualified retirement benefits. Mr. Holley’s salary continuation agreement provides that Mr. Holley will be entitled to monthly benefits for 15 years upon his retirement after reaching normal retirement age (65). The amount of the monthly benefit will be based on a percentage of Mr. Holley’s final annual base salary or his average base salary for the three years prior to reaching normal retirement age, whichever is greater. The initial percentage of base salary payable to Mr. Holley is 60%, increasing 4% annually to a maximum of 80%. In the event Mr. Holley voluntarily resigns without good reason (as defined in the salary continuation agreement), he would be entitled to the vested percentage of the benefits actually accrued under his salary continuation agreement. The benefits vest in five equal annual increments beginning on June 1, 2006. In the event of a change in control, involuntary termination without cause, or resignation for good reason (each as defined in the salary continuation agreement), Mr. Holley would be entitled to the projected maximum benefit under his salary continuation agreement, based on his maximum percentage benefit and his expected annual salary upon reaching his normal retirement age. In the event of a termination due to disability, Mr. Holley would be entitled to 100% of the benefits accrued under the salary continuation agreement. Any such benefits are payable for 15 years, in twelve equal monthly installments, commencing on the first day of the month following his termination of employment or, if later, upon reaching normal retirement age. In the event Mr. Holley dies while benefits are still payable, his designated beneficiary would be entitled to all benefit payments at the same time and in the same manner as they would have been paid to Mr. Holley. In the event Mr. Holley is terminated for cause (as defined in the salary continuation agreement), Mr. Holley would not be entitled to any benefits under his salary continuation agreement. In the event Mr. Holley dies while in active service, his designated beneficiary would be entitled to the projected maximum benefit under the salary continuation agreement. Such benefit is payable for 15 years, in twelve equal monthly installments, commencing on the first day of the month following Mr. Holley’s death. First Security purchased bank-owned life insurance policies, which may be used as a source for the payment of benefits.

First Security entered into a salary continuation agreement with Mr. Montgomery on December 21, 2005. The terms of Mr. Montgomery’s salary continuation agreement are generally the same as those in Mr. Holley’s agreement, except the percentage of base salary (or, if applicable, average base salary) payable to Mr. Montgomery is 30%, increasing 2% annually to a maximum of 50%.

First Security entered into a salary continuation agreement with Mr. Lusk on December 21, 2005. The terms of Mr. Lusk’s salary continuation agreement are generally the same as those in Mr. Holley’s agreement, except the percentage of base salary (or, if applicable, average base salary) payable to Mr. Lusk is 20%, increasing 1% annually to a maximum of 40%.

Other Compensation.    The Named Executive Officers participate in First Security’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.

For each of the Named Executive Officers, First Security also provides the following perquisites: business and personal use of a company car for transportation for the executive, his customers, employees and directors; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive.

Pay Level And Benchmarking

As noted earlier, First Security’s compensation structure is designed to position an executive’s compensation between the 50th and 75th percentiles of a competitive practice. The Committee worked with Amalfi Consulting to review total compensation levels for the Named Executive Officers. This review included base salary, annual cash incentives, all forms of equity compensation, and all other forms of compensation.

The primary data source used in setting competitive market levels for the executives is the information publicly disclosed by a “2007 Peer Group” of the 19 companies listed below. These companies include banks of similar size, geographic location and performance.

2007 PEER GROUP(1)

	Company Name	Ticker	City	State	Total Assets 2006Y ($000)	Asset Growth 3 Yr (%)	ROAA 2006Y (%)	ROAE 2006Y (%)	Net Interest Margin 2006Y (%)	Core EPS Growth 2006Y (%)	Branches 2006Y (Actual)
1	GB&T Bancshares, Inc.	GBTB	Gainesville	GA	1,900,376	101.25%	0.54%	4.27%	4.34%	-25.81%	32
2	Cadence Financial Corporation	CADE	Starkville	MS	1,899,948	73.79%	0.87%	7.39%	3.64%	-12.32%	37
3	Farmers Capital Bank Corporation	FFKT	Frankfort	KY	1,824,366	38.36%	1.23%	13.28%	3.74%	-11.26%	35
4	FNB United Corp.	FNBN	Asheboro	NC	1,815,582	134.80%	0.77%	7.00%	4.20%	-19.72%	43
5	Green Bankshares, Inc.	GRNB	Greeneville	TN	1,772,654	59.91%	1.28%	11.91%	4.77%	25.15%	51
6	Fidelity Southern Corporation	LION	Atlanta	GA	1,649,179	51.03%	0.70%	11.67%	3.10%	1.74%	21
7	First M&F Corporation	FMFC	Kosciusko	MS	1,540,275	42.84%	0.94%	11.39%	4.06%	12.27%	39
8	Great Florida Bank	GFLBA	Coral Gables	FL	1,535,981	NA	0.57%	3.68%	4.07%	NA	19
9	Southern Community Financial Corp.	SCMF	Winston-Salem	NC	1,436,465	79.79%	0.31%	3.11%	3.30%	-11.22%	21
10	Capital Bank Corporation	CBKN	Raleigh	NC	1,422,384	65.83%	0.91%	7.64%	3.94%	8.28%	26
11	TIB Financial Corp.	TIBB	Naples	FL	1,319,093	97.09%	0.76%	11.36%	4.18%	26.53%	17
12	Wilson Bank Holding Company	WBHC	Lebanon	TN	1,230,285	44.29%	0.95%	10.51%	3.70%	-7.67%	21
13	Colony Bankcorp, Inc.	CBAN	Fitzgerald	GA	1,213,504	39.71%	0.87%	14.10%	3.84%	12.80%	27
14	PAB Bankshares, Inc.	PABK	Valdosta	GA	1,120,804	53.38%	1.29%	14.99%	4.43%	12.92%	19
15	Yadkin Valley Financial Corporation	YAVY	Elkin	NC	1,119,902	63.77%	1.31%	11.52%	4.45%	24.83%	23
16	CenterState Banks of Florida, Inc.	CSFL	Winter Haven	FL	1,077,102	76.89%	0.86%	7.70%	4.15%	13.45%	30
17	Porter Bancorp, Inc.	PBIB	Louisville	KY	1,051,006	37.01%	1.44%	17.19%	3.97%	-13.78%	13
18	Southeastern Bank Financial Corp.	SBFC	Augusta	GA	1,041,202	65.10%	1.17%	16.10%	3.84%	9.82%	10
19	Florida Community Banks, Inc.	FLCM	Immokalee	FL	1,016,677	93.47%	2.31%	28.89%	5.30%	27.03%	10
	Average				1,420,357	67.69%	1.00%	11.25%	4.05%	4.06%	26
	25th Percentile				1,120,353	45.98%	0.77%	7.52%	3.79%	-11.25%	19
	50th Percentile				1,422,384	64.44%	0.91%	11.39%	4.06%	9.05%	23
	75th Percentile				1,710,917	79.07%	1.26%	13.69%	4.27%	13.32%	34
	First Security Group, Inc.	FSGI	Chattanooga	TN	1,129,803	75.23%	1.03%	7.91%	5.09%	23.49%	38

(1)	Peer group metrics measured as of 12/31/2006. Data provided by SNL financial.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

Review of Prior Amounts Granted and Realized

Our goal is to motivate and reward executives relative to driving superior future performance. The Committee does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards

First Security has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If First Security is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse First Security for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of First Security common stock during those 12 months.

Timing of Equity Grants

First Security does not have a formal written policy guiding the timing of equity grants. All equity grants were made after formal Committee approval. First Security has reviewed its equity grant practices and has confirmed that all past equity grants have been consistent with SEC guidelines.

Employment Agreements

First Security has entered into separate employment agreements with each of its Named Executive Officers.

First Security entered into a three-year employment agreement with Rodger B. Holley on May 16, 2003 regarding Mr. Holley’s employment as Chairman and Chief Executive Officer. At the end of each year of the agreement, it renews for an additional year, unless either of the parties to the agreement gives notice of his or its intent not to renew the agreement at least 90 days prior to the renewal date. To date, neither First Security nor Mr. Holley have provided such notice; as a result, the term of Mr. Holley’s agreement will extend until at least May 16, 2011. Under the terms of the agreement, First Security provides Mr. Holley with health and life insurance, membership fees to social and civic clubs and an automobile for business and personal use. If First Security terminates Mr. Holley’s employment without cause or Mr. Holley terminates his employment for good reason, Mr. Holley will be entitled to a Lump Sum Payment, a Pro Rata Incentive Payment and continuation of medical benefits for twelve months. The Lump Sum Payment is an amount equal to the sum of his current base salary plus the greater of (1) the highest of his last three years’ incentive payments or (2) his target annual incentive. The Pro Rata Incentive Payment is an amount equal to the pro rata portion of the target annual incentive based on the number of days that have passed in the employment year before Mr. Holley’s termination. Upon a change of control of First Security, Mr. Holley will be entitled to three times the Lump Sum Payment, payment of a Pro Rata Incentive Payment, and continuation of medical benefits for twelve months. If First Security cannot continue the medical benefits to which Mr. Holley is entitled under the agreement because Mr. Holley is no longer employed, First Security will pay Mr. Holley the amount it would have paid for such benefits over the 12-month period. The agreement also generally provides that Mr. Holley will not compete with First Security in the banking business nor solicit First Security’s customers or employees for a period of 12 months following termination of his employment. The noncompetition and nonsolicitation provisions of the agreement apply if Mr. Holley terminates his employment without cause, for good reason or in connection with a change of control, or if First Security terminates his employment with or without cause.

First Security entered into a three-year employment agreement with Lloyd L. Montgomery, III on May 16, 2003 regarding Mr. Montgomery’s employment as President and Chief Operating Officer. With the exception of the initial base salary, the terms of Mr. Montgomery’s employment agreement are the same as those in Mr. Holley’s agreement. Neither First Security nor Mr. Montgomery have provided notice of non-renewal of the agreement.

First Security entered into a three-year employment agreement with William L. Lusk, Jr. on May 16, 2003 regarding Mr. Lusk’s employment as the Secretary, Chief Financial Officer, and Executive Vice President. With the exception of the initial base salary, the terms of Mr. Lusk’s employment agreement are the same as those in Mr. Holley’s agreement. Neither First Security nor Mr. Lusk have provided notice of non-renewal of the agreement.

Tax and Accounting Considerations

First Security takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised 2004), First Security must expense the grant-date fair value of share-based grants such as restricted stock and stock options. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. The 2004 Annual Executive Incentive Plan and the 2004 Stock Compensation Plan are designed to constitute “performance-based compensation.” All of the compensation First Security paid in 2007 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of First Security.

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on an executive if the executive’s total benefit upon a change-in-control of First Security equals or exceeds three times the executive’s five-year average taxable compensation. If the 20% excise tax is triggered, it is imposed on all change-in-control benefits exceeding the executive’s five-year average taxable compensation. Additionally, under Section 280G of the Internal Revenue Code, the employer forfeits the compensation deduction related to such payments. Under the terms of the salary continuation agreements, each of the Named Executive Officers is entitled, if applicable, to a tax gross-up to cover estimated excess taxes and any additional income taxes attributable to the payment of the tax gross-up. The Committee believes that providing the tax gross-up benefit properly provides the executives the full benefit of the promises contained in the salary continuation agreements, so that the compensation received by the executives after their payment of taxes equals their benefits had no excise taxes been imposed. The Committee believes any increase in non-deductible compensation will not materially adversely affect First Security.

Conclusion

First Security believes its compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for strong personal, company, and share-value performance. The Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet First Security and shareholder objectives.

Compensation Committee Report

In performing its oversight role, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:	J.C. Harold Anders, Chairman

Ralph L. Kendall

D. Ray Marler

April 14, 2008

Summary Compensation Table

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by First Security and its subsidiaries to or on behalf of First Security’s Chief Executive Officer, Chief Financial Officer and the other most highly compensated executive officers of First Security.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus (2) ($) (d)	Stock Awards (3) ($) (e)	Option Awards (4) ($) (f)	Non-Equity Incentive Plan Compensation (5) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($) (h)	All Other Compensation (7) ($) (i)	Total ($) (j)
Rodger B. Holley, Chairman & CEO	2007	340,000	250	38,155	30,014	68,000	310,364	26,636	813,419
	2006	340,000	250	17,669	38,974	115,000	256,360	30,282	798,535
Lloyd L. Montgomery, III, COO & President	2007	216,300	11,065	20,808	14,749	32,445	39,007	23,810	358,184
	2006	216,300	250	9,640	18,431	55,000	32,667	26,206	358,494
William L. Lusk, Jr., Secretary, CFO & EVP	2007	183,750	250	17,347	12,923	27,563	5,271	30,430	277,533
	2006	183,750	250	8,029	16,654	42,500	4,505	28,023	283,711

(1)	Salary includes base salary only.
(2)	We paid each employee a $250 Christmas bonus in December of 2006 and 2007. Mr. Montgomery was awarded a 5% cash bonus for 2007 based on his new duties and role as President of First Security and FSGBank.
(3)	Under our 2002 Long-Term Incentive Plan, stock awards were granted on December 21, 2005 and December 27, 2006 and are subject to three-year service vesting. The values in the table represent the annual expense computed in accordance with SFAS 123R, using the methods and assumptions described in Note 14 of our consolidated financial statements. The 2005 and 2006 share awards were granted at fair values of $9.50 per share and $11.35, respectively. Awards for the Named Executive Officers were: 2005: Mr. Holley-5,500 shares, Mr. Montgomery-3,000 shares, and Mr. Lusk-2,500 shares; 2006: Mr. Holley-5,500 shares, Mr. Montgomery-3,000 shares, and Mr. Lusk-2,500 shares. There were no awards granted to the Named Executive Officers in 2007.
(4)	Under our 1999 & 2002 Long-Term Incentive Plans, stock options were granted on April 22, 2003, January 28, 2004, December 21, 2005 and December 27, 2006 and are subject to three-year service vesting. The values in the table represent the annual expense computed in accordance with SFAS 123R, using the methods and assumptions described in Note 14 of our consolidated financial statements. The April 22, 2003 options were granted at an exercise price of $6.94 per share, the January 28, 2004 options were granted at an exercise price of $8.33 per share, the December 21, 2005 options were granted at an exercise price of $9.50 per share, and the December 27, 2006 options were granted at an exercise price of $11.35 per share. The following assumptions were used in the Black-Scholes methodology for the 2003 award: expected volatility 14.0%, risk-free interest rate 3.53%, expected life 7.0 years, expected divided yield 1.00%. The following assumptions were used in the Black-Scholes methodology for the 2004 award: expected volatility 13.0%, risk-free interest rate 3.72%, expected life 7.0 years, expected divided yield 1.00%. The following assumptions were used in the Black-Scholes methodology for the 2005 award: expected volatility 13.0%, risk-free interest rate 4.44%, expected life 7.0 years, expected divided yield 1.05%. The following assumptions were used in the Black-Scholes methodology for the 2006 award: expected volatility 19.1%, risk-free interest rate 4.64%, expected life 6.5 years, expected divided yield 1.76%. The resulting Black-Scholes grant values for the 2003, 2004, 2005 and 2006 awards are $2.56, $1.78, $2.24 and $2.77 per share, respectively. Awards for the Named Executive Officers were: 2003: Mr. Holley-57,600 options, Mr. Montgomery-25,200 options, and Mr. Lusk-21,600 options; 2004: Mr. Holley-18,000 options, Mr. Montgomery-9,000 options, and Mr. Lusk-9,000 options; 2005: Mr. Holley-17,500 options, Mr. Montgomery-8,600 options, and Mr. Lusk-7,500 options; 2006: Mr. Holley-17,500 options, Mr. Montgomery-8,600 options, and Mr. Lusk-7,500 options.
(5)	The values provided in column (g) represent the annual incentive earned in fiscal year 2006 and 2007 under our Annual Cash Incentive Plan, which is explained in the Compensation Discussion and Analysis.
(6)	We have salary continuation agreements with the Named Executive Officers which are described in the Compensation Discussion and Analysis. The values in the table are attributable to the aggregate change in the actuarial present value of these defined benefit plans. We do not provide the Named Executive Officers with nonqualified deferred compensation opportunities.
(7)	For each Named Executive Officer, all other compensation includes $13,500 in 2007 and $13,200 in 2006 of 401(k) company match, as well as other expenses including personal usage of company car, parking, spouse travel to annual shareholders meeting, club dues, cell phone and remote computer network access.

2007 Grants of Plan-Based Awards

The following table sets forth information for the fiscal year ended December 31, 2007 concerning plan-based awards granted to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (4) (#) (j)	Exercise of Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Name (a)
Rodger B. Holley	—	68,000	119,000	187,000	—	—	—	—	—	—	—
Lloyd L. Montgomery, III	—	32,445	54,075	86,520	—	—	—	—	—	—	—
William L. Lusk, Jr.	—	27,563	45,938	73,500	—	—	—	—	—	—	—

(1)	The estimated payouts are for fiscal year 2007. Additional details regarding the non-equity incentive compensation plan are available in the Compensation Discussion and Analysis.
(2)	None reported. Equity grants were not awarded to the Named Executive Officers in 2007.
(3)	Restricted stock grants were not awarded to the Named Executive Officers in 2007.
(4)	Stock option grants were not awarded to the Named Executive Officers in 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table sets forth information concerning outstanding awards previously granted to the Named Executive Officers that were held by the Named Executive Officers at December 31, 2007.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (j)
Rodger B. Holley	116,064	—		—	5.34	2/1/2011	—		—	—	—
	57,600	—		—	6.94	4/22/2013	—		—	—	—
	18,000	—		—	8.33	1/28/2014	—		—	—	—
	11,550	5,950	(2)	—	9.50	12/21/2015	—		—	—	—
	5,775	11,725	(3)	—	11.35	12/27/2016	—		—	—	—
	—	—		—	—	—	5,555	(4)	49,884	—	—
Lloyd L. Montgomery, III	83,520	—		—	6.94	4/24/2012	—		—	—	—
	25,200	—		—	6.94	4/22/2013	—		—	—	—
	9,000	—		—	8.33	1/28/2014	—		—	—	—
	5,676	2,924	(5)	—	9.50	12/21/2015	—		—	—	—
	2,838	5,762	(6)	—	11.35	12/27/2016	—		—	—	—
	—	—		—	—	—	3,030	(7)	27,209	—	—
William L. Lusk, Jr.	59,904	—		—	5.34	2/1/2011	—		—	—	—
	21,600	—		—	6.94	4/22/2013	—		—	—	—
	9,000	—		—	8.33	1/28/2014	—		—	—	—
	4,950	2,550	(8)	—	9.50	12/21/2015	—		—	—	—
	2,475	5,025	(9)	—	11.35	12/27/2016	—		—	—	—
	—	—		—	—	—	2,525	(10)	22,675	—	—

(1)	Based on the closing price of FSGI on December 31, 2007 (i.e. $8.98 per share).
(2)	Vesting schedule for unexercisable options: 5,950 option shares on 12/21/2008.
(3)	Vesting schedule for unexercisable options: 5,775 option shares on 12/27/2008 and 5,950 option shares on 12/27/2009.
(4)	Vesting schedule for stock: 1,870 shares on 12/21/08, 1,815 shares on 12/27/08 and 1,870 shares on 12/27/09.
(5)	Vesting schedule for unexercisable options: 2,924 option shares on 12/21/2008.
(6)	Vesting schedule for unexercisable options: 2,838 option shares on 12/27/2008 and 2,924 option shares on 12/27/2009.
(7)	Vesting schedule for stock: 1,020 shares on 12/21/08, 990 shares on 12/27/08 and 1,020 shares on 12/27/09.
(8)	Vesting schedule for unexercisable options: 2,550 option shares on 12/21/2008.
(9)	Vesting schedule for unexercisable options: 2,475 option shares on 12/27/2008 and 2,550 option shares on 12/27/2009.
(10)	Vesting schedule for stock: 850 shares on 12/21/08, 825 shares on 12/27/08 and 850 shares on 12/27/09.

2007 Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of awards held by the Named Executive Officers during the fiscal year ended December 31, 2007.

	Option Awards (1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Valuen Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (2) ($) (e)
Rodger B. Holley	—	—	3,630	(3)	31,400
Lloyd L. Montgomery, III	—	—	1,980	(4)	17,127
William L. Lusk, Jr.	—	—	1,650	(5)	14,273

(1)	Messrs Holley, Montgomery and Lusk did not exercise any stock options during the fiscal year ended December 31, 2007.
(2)	Based on the closing price of FSGI on vesting dates, December 21, 2007 (i.e. $8.61 per share) and December 27, 2007 (i.e. $8.69 per share).
(3)	33% of the 5,500 share stock award dated December 21, 2005 vested at the end of the second year. 33% of the 5,500 share stock award dated December 27, 2006 vested at the end of one year.
(4)	33% of the 3,000 share stock award dated December 21, 2005 vested at the end of the second year. 33% of the 3,000 share stock award dated December 27, 2006 vested at the end of one year.
(5)	33% of the 2,500 share stock award dated December 21, 2005 vested at the end of the second year. 33% of the 2,500 share stock award dated December 27, 2006 vested at the end of one year.

2007 Pension Benefits

The following table sets forth information concerning the present value of accumulated benefits under the salary continuation agreements with each Named Executive Officer at December 31, 2007.

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Rodger B. Holley	Salary Continuation Agreement	2.6	688,427	—
Lloyd L. Montgomery, III	Salary Continuation Agreement	2.6	87,762	—
William L. Lusk, Jr.	Salary Continuation Agreement	2.6	12,030	—

(1)	We currently have salary continuation agreements with each Named Executive Officer, effective June 1, 2005. Details are provided in the Compensation Discussion and Analysis.

Non-Qualified Deferred Compensation

In 2007, the Named Executive Officers did not participate in any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers of First Security in the event of termination of such Named Executive Officer’s employment. The values shown in the table below assume a termination date of December 31, 2007. The amounts do not include compensation and benefits that are provided to First Security’s general employees. Additionally, the values provided in the table are estimates and would need to be re-calculated if an actual termination occurred.

First Security has entered into separate employment agreements and separate salary continuation agreements with each of the Named Executive Officers. Summaries of these agreements are provided in the Compensation Discussion & Analysis section of this proxy statement. The estimated payments that would be provided under these agreements upon a termination or change-in-control are detailed in this section.

Executive Compensation and Benefits Payable Upon Termination	Voluntary Termination	Termination for Good Reason by Employee or w/o Cause by Company	Change-in-Control	Death	Disability
Rodger B. Holley, CEO
Base Salary	$—	$340,000	$1,020,000	$—	$—
Short-Term Incentive (1)	—	119,000	357,000	—	—
Value of Unvested Restricted Stock	—	—	49,884	49,884	49,884
Intrinsic Value of Unvested Stock Options	—	—	—	—	—
Salary Continuation Agreement (2)	323,800	2,497,786	2,479,786	2,497,786	809,500
Medical Insurance	—	8,082	8,082	—	—
280G Tax Gross-up	—	—	1,249,485	—	—

Lloyd L. Montgomery, III, President
Base Salary	—	216,300	648,900	—	—
Short-Term Incentive (1)	—	55,250	165,750	—	—
Value of Unvested Restricted Stock	—	—	27,209	27,209	27,209
Intrinsic Value of Unvested Stock Options	—	—	—	—	—
Salary Continuation Agreement (2)	44,587	959,359	959,359	959,359	111,468
Medical Insurance	—	5,823	5,823	—	—
280G Tax Gross-up	—	—	854,581	—	—

William L. Lusk, Jr., CFO
Base Salary	—	183,750	551,250	—	—
Short-Term Incentive (1)	—	45,938	137,813	—	—
Value of Unvested Restricted Stock	—	—	22,675	22,675	22,675
Intrinsic Value of Unvested Stock Options	—	—	—	—	—
Salary Continuation Agreement (2)	7,817	540,012	540,012	540,012	28,540
Medical Insurance	—	8,082	8,082	—	—
280G Tax Gross-up	—	—	582,379	—	—

(1)	Target incentive amounts are used for Mr. Holley (35% of salary) and Mr. Lusk (25% of salary). For Mr. Montgomery, his 2006 actual bonus and incentive was used.
(2)	The salary continuation agreement value under Voluntary Termination is the present value of the vested payment as of December 31, 2007. Payments under the salary continuation agreement would be made in monthly installments for 15 years commencing on the first day of the month following the Named Executive Officer’s normal retirement (age 65).

Each Named Executive Officer’s receipt of these payments is conditioned on his fulfillment of covenants set forth in the Named Executive Officer’s employment agreement not to solicit clients or employees, and not to compete with First Security, for a period of twelve (12) months following the termination date. The Named

Executive Officers must also preserve the confidentiality of certain First Security information. Competition includes holding more than a 5% interest in a competing business, and directly or indirectly owning, managing, operating, joining, or being employed by a competing business.

Payments Made Upon Termination for Cause

If First Security terminates a Named Executive Officer’s employment for “Cause,” First Security will pay the Named Executive Officer his accrued compensation and benefits as of the date of termination. Accrued amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. “Cause” is defined in the employment agreement and is generally defined as the Named Executive Officer’s willful misconduct or failure to perform the responsibilities under the terms of the employment agreement. No amounts are shown in the table because no additional compensation is provided to the Named Executive Officer in the event of a termination for Cause.

Payments Made Upon Voluntary Termination without Good Reason

If the Named Executive Officer terminates his employment other than for “Good Reason” (as defined in the Named Executive Officer’s employment agreement) First Security will pay the Named Executive Officer his accrued compensation and benefits. No additional compensation will be paid upon voluntary termination by the Named Executive Officer except vested amounts they are entitled to under the salary continuation plan. Under the salary continuation agreements, each Named Executive Officer is entitled to a benefit determined based on the applicable vested percentage of the Named Executive Officer’s Accrual Balance as of the termination date. The applicable vested percentage is determined in accordance with the following table:

Applicable Vested Percentage	Plan Year
0%	2005
20%	2006
40%	2007
60%	2008
80%	2009
100%	2010 or any later year

The annual benefit provided under each salary continuation agreement is payable over fifteen (15) years in twelve (12) equal monthly installments. The payments commence on the first day of the month following the Named Executive Officer’s 65th birthday (retirement age). As of December 31, 2007, each of the Named Executive Officer’s are 40% vested in their salary continuation benefit.

Payments Made Upon Termination for Good Reason or without Cause (without a Change in Control)

If First Security terminates a Named Executive Officer’s employment without Cause (as defined in the Named Executive Officer’s employment agreement) or the Named Executive Officer terminates his employment for “Good Reason” (defined as any material and adverse change in employment conditions or material reduction in compensation or a failure by First Security to perform its responsibilities under the employment agreement), he will be entitled to the following:

•	a lump sum payment equal to the sum of the current base salary plus the greater of (i) the highest of his last three years’ annual incentive payments or (ii) his target annual incentive;

•

a prorated target annual incentive equal to the target incentive for the year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year up to and including the date of termination and the denominator of which is 365. In the table above, we assume that as of December 31, 2007, the annual incentive award will be paid in full and no additional incentive will be awarded to the Named Executive Officer; and

•

continuation of medical benefits (which may include medical, dental, and vision coverage) for twelve (12) months following termination, or, if First Security’s policy(ies) then in effect do not permit the Named Executive Officer’s continued participation following termination, a lump sum payment equal to the present value of what First Security’s cost would be for such continued coverage.

In addition, the Named Executive Officer’s will receive the projected maximum benefit under their salary continuation agreements upon reaching age 65. The annual maximum benefits under the salary continuation agreements as of December 31, 2007 are as follows: Mr. Holley, $344,167; Mr. Montgomery, $173,151; and Mr. Lusk, $211,927.

Payments Made Upon a Change in Control

All change in control benefits reported in the table will be provided upon a change in control, whether or not a Named Executive Officer’s employment terminates, with the exception of the medical benefit continuation, which would be provided only if there is a termination by First Security without Cause or if the Named Executive Officer terminates his employment for “Good Reason” within twelve (12) months following a change in control.

In the event of a change in control each Named Executive Officer will be entitled to the following:

•

a payment of three (3) times the sum of the Named Executive Officer’s base salary plus the greater of (i) the highest of his last three (3) years’ annual incentive payments or (ii) his target annual incentive in the year of the change in control;

•

a prorated target annual incentive equal to the target incentive for the year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year up to and including the change in control date and the denominator of which is 365. In the table, we assume that as of December 31, 2007, the annual incentive award will be paid in full and no additional incentive will be awarded to the Named Executive Officer; and

•

continuation of medical benefits (which includes medical, dental, and vision) for twelve (12) months following termination by First Security without Cause or termination by the Named Executive Officer for Good Reason following a change in control, or if First Security’s policy(ies) then in effect do not permit the Named Executive Officer’s continued participation following termination, a lump sum payment equal to the present value of what First Security’s cost would be for such continued coverage.

If applicable, each Named Executive Officer is also entitled to a tax gross-up for any excise taxes and additional income taxes that are required to be paid under Internal Revenue Code Section 4999 and Section 280G surrounding change in control related payments that are considered “excess” parachute payments. If the change in control payments exceed three times the Named Executive Officer’s “Base Amount,” as defined in Section 280G they are considered “excess.” We believe the gross-ups shown in the table could be reduced if an actual change in control occurs, because the estimated values do not reflect a potential reduction associated with reasonable compensation for non-compete provisions and other restrictions in the employment agreements.

In addition, each Named Executive Officer will receive the projected maximum benefit (at age 65) under their salary continuation agreements in the event of a change in control. Also, all unvested stock options held by the Named Executive Officer shall become fully vested and exercisable, and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested upon a change in control.

Payments Made Upon Death

If a Named Executive Officer’s employment terminates due to death, First Security will pay the Named Executive Officer’s accrued compensation and benefits to their estate or designated beneficiary. In addition, the Named Executive Officer’s beneficiary will receive the projected maximum benefit under their salary continuation agreements. The 15 years of monthly payments to the Named Executive Officer’s beneficiary will commence immediately following the Named Executive Officer’s death. Also, all unvested stock options held by the Named Executive Officer will become fully vested and exercisable and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested. The stock options will remain exercisable for one year after death.

Payments Made Upon Disability

If a Named Executive Officer terminates employment due to disability, First Security will pay the Named Executive Officer’s their accrued compensation and benefits. In addition, each Named Executive Officer will become fully vested in the Accrual Balance under their salary continuation agreements, which provides monthly payments for fifteen (15) years starting at age 65. The annual disability benefits under the salary continuation agreements as of December 31, 2007 are as follows: Mr. Holley, $98,740; Mr. Montgomery, $19,225; and Mr. Lusk, $7,560. Also, all unvested stock options held by the Named Executive Officer will become fully vested and exercisable and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested. The stock options will remain exercisable for one year after a disability termination.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit/Corporate Governance Committee has appointed Joseph Decosimo and Company, PLLC, an independent registered public accounting firm, as the independent auditors for First Security and FSGBank for the current fiscal year ending December 31, 2008, subject to ratification by the shareholders. Joseph Decosimo and Company, PLLC, has served as the independent auditors for First Security and FSGBank since February 17, 1999. Joseph Decosimo and Company, PLLC, has advised First Security that neither the firm nor any of its principals has any direct or material interest in First Security or FSGBank except as auditors and independent public accountants of First Security and FSGBank. Although shareholder ratification of our independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Joseph Decosimo and Company, PLLC to our shareholders for ratification to permit shareholders to participate in this important corporate decision.

A representative of Joseph Decosimo and Company, PLLC is expected to be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm if he or she so desires. A representative of Joseph Decosimo and Company, PLLC is also expected to respond to appropriate questions from shareholders.

Audit/Corporate Governance Committee Report

The Audit/Corporate Governance Committee monitors First Security’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Committee with regard to First Security’s financial reporting process during 2007 and particularly with regard to First Security’s audited consolidated financial statements as of December 31, 2007 and 2006 and for the three years ended December 31, 2007.

First Security’s management has the primary responsibility for First Security’s financial statements and reporting process, including the systems of internal controls. First Security’s independent auditors are responsible for performing an independent audit of First Security’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report on First Security’s consolidated financial statements. The Committee’s responsibility is to monitor the integrity of First Security’s financial reporting process and system of internal controls and to monitor the independence and performance of First Security’s independent auditors and internal auditors.

The Committee believes that it has taken the actions it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit/Corporate Governance Committee’s charter. To carry out its responsibilities, the Audit/Corporate Governance Committee met five times during 2007.

The Committee reviewed and approved all of the related party transactions. In addition, the Committee determined that the related party transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and were not expected to present unfavorable features to First Security.

In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements included in First Security’s annual report on Form 10-K for the year ended December 31, 2007, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also reviewed with First Security’s independent auditors, Joseph Decosimo and Company, PLLC, their judgments as to the quality (rather than just the acceptability) of First Security’s accounting principles, and such other matters as are required to be discussed with the Committee under Statement on

Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee discussed with Joseph Decosimo and Company, PLLC its independence from management and First Security, including the written disclosures and other matters required of Joseph Decosimo and Company, PLLC by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee also considered whether the provision of services during 2007 by Joseph Decosimo and Company, PLLC that were unrelated to its audit of the financial statements referred to above, and to their reviews of First Security’s interim financial statements during 2007, is compatible with maintaining Joseph Decosimo and Company, PLLC’s independence.

Additionally, the Committee discussed with First Security’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of First Security’s internal controls, and the overall quality of First Security’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in First Security’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee believes that, at this time, nothing has come to its attention that impairs Joseph Decosimo and Company, PLLC’s independence or their ability to provide quality professional audit services, and therefore recommends to the Board that First Security retain Joseph Decosimo and Company, PLLC as First Security’s independent auditors for 2008.

Audit/Corporate Governance Committee:	Ralph L. Kendall, Chairman
Carol H. Jackson
William B. Kilbride

April 14, 2008

Audit Fees

The following table sets forth fees for professional audit and quarterly review services rendered by Joseph Decosimo and Company, PLLC, for the years ended December 31, 2007 and 2006, as well as fees billed for other services rendered by Joseph Decosimo and Company, PLLC, during those periods.

	2007	2006
Audit Fees	$198,325	$182,500
Audit-Related Fees (1)	59,660	68,161
Tax Fees—Preparation and Compliance (2)	86,480	82,335

Sub total	344,465	332,996

Tax Fees—Other (3)	13,542	24,306
All Other Fees	—	—

Sub total	13,542	24,306

Total Fees	$358,007	$357,302

(1)	Audit-related fees consisted of assurance and other services that are related to the performance of the audit or quarterly review of First Security’s financial statements. Such fees include audits and due diligence procedures related to acquisitions, the audit of First Security’s benefit plan, and accounting consultation related to the aforementioned items.
(2)	Tax Fees—Preparation and Compliance consist of the aggregate fees billed for professional services rendered by Joseph Decosimo and Company, PLLC, for tax return preparation and compliance.
(3)	Tax Fees—Other consist primarily of tax research and consultation related to acquisitions as well as tax planning and other tax advice.

The Board of Directors of First Security has considered whether the provision of services during 2007 by Joseph Decosimo and Company, PLLC that were unrelated to its audit of First Security’s financial statements or its reviews of First Security’s interim financial statements during 2007 is compatible with maintaining Joseph Decosimo and Company, PLLC’s independence. The services provided by the independent auditors were pre-approved by the Audit/Corporate Governance Committee to the extent required under applicable law and in accordance with the provisions of the committee’s charter. The Committee requires pre-approval of all audit and allowable non-audit services.

Vote Required to Approve Proposal

The appointment of Joseph Decosimo and Company, PLLC as independent auditors for First Security for fiscal year ending December 31, 2008 requires approval by the affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE APPOINTMENT OF JOSEPH DECOSIMO AND COMPANY, PLLC AS

INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2007 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is 531 Broad Street, Chattanooga, Tennessee 37402. Fractional shares as a result of our dividend reinvestment plan have been rounded to the nearest share for presentation purposes.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from December 31, 2007.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares Beneficially Owned(2)
Directors:
Rodger B. Holley	345,750	(3)	2.04%
J.C. Harold Anders	113,008	(4)	*
Randall L. Gibson	59,301	(5)	*
Carol H. Jackson	69,217	(6)	*
Ralph L. Kendall	40,550	(7)	*
William B. Kilbride	24,516	(8)	*
D. Ray Marler	161,770	(9)	*
Lloyd L. Montgomery, III	171,441	(10)	1.01%

Executive Officers, who are not also a Director:
William L. Lusk, Jr.	123,413	(11)	*

All Current Directors and Executive Officers, as a Group (9 persons):	1,112,739	(12)	6.44%

Other 5% Shareholders:
Wells Fargo & Company(12)	877,538		5.23%

*	Less than 1% of outstanding shares.
(1)	Some or all of the shares may be subject to margin accounts.
(2)	The percentage of our common stock beneficially owned was calculated based on 16,774,728 shares of common stock issued and outstanding as of December 31, 2007. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of December 31, 2007.
(3)	Includes 11,000 shares subject to a restricted stock award, 67,389 shares owned by an IRA for the benefit of Mr. Holley, 2,052 shares owned by Mr. Holley’s 401(k) account and 322 shares owned by Mr. Holley’s child; also includes 208,989 shares that Mr. Holley has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.
(4)	Includes 12,150 shares that Mr. Anders has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.
(5)	Includes 1,513 shares that Mr. Gibson has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.
(6)	Includes 7,463 shares owned by Ms. Jackson’s spouse and 5,088 shares owned by an IRA for the benefit of Ms. Jackson; also includes 12,150 shares that Ms. Jackson has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.

(7)	Includes 3,710 shares owned by Mr. Kendall’s spouse; also includes 12,150 shares that Mr. Kendall has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.
(8)	Includes 12,150 shares that Mr. Kilbride has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.
(9)	Includes 12,150 shares that Mr. Marler has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.
(10)	Includes 6,000 shares subject to a restricted stock award, 2,111 shares owned by Mr. Montgomery’s 401(k) account and 126,234 shares that Mr. Montgomery has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.
(11)	Includes 5,000 shares subject to a restricted stock award, 11,282 shares owned by an IRA for the benefit for Mr. Lusk; 2,201 shares owned by Mr. Lusk’s 401(k) account and 1,434 shares owned by Mr. Lusk’s wife and children; also includes 97,929 shares that Mr. Lusk has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2007.
(12)	The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163, and the Schedule 13G includes its subsidiaries, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC.

RELATED PARTY TRANSACTIONS

First Security recognizes that related party transactions may raise questions among shareholders as to whether those transactions are consistent with the best interests of First Security and our shareholders. It is First Security’s policy to enter into or ratify related party transactions only when the Board of Directors, acting through the Audit/Corporate Governance Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of First Security and our shareholders, including but not limited to situations where First Security may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when First Security provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, First Security has adopted a formal written policy, summarized below, for the review, approval or ratification of related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $100,000 when aggregated with all similar transactions, or (3) loans made by FSGBank in the ordinary course of business, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.

Under the policy, any related party transaction must be reported to the Chief Financial Officer and the Audit/Corporate Governance Committee and may be consummated or may continue only (1) if the Audit/Corporate Governance approves or ratifies such transaction and the committee believes that the transaction is in the best interests of First Security and our shareholders, or (2) if the transaction involves compensation that has been approved by the Compensation Committee and reported as required by the securities laws in the Proxy Statement to shareholders.

The current policy was formalized and approved by our Board of Directors and the Audit/Corporate Governance Committee in February 2007. The Board of Directors or the Committee will review and may amend this policy from time to time.

First Security and FSGBank have completed banking and other business transactions in the ordinary course of business with directors and officers of First Security and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties. In the case of all such related party transactions, each transaction was either approved by the Audit/Corporate Governance Committee of the Board of Directors or by the Board of Directors. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates in the future.

From time to time, FSGBank will extend loans to the directors and officers of First Security and their affiliates. None of these loans are currently nonaccrual, past due, restructured or potential problem loans. All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Security, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2007, the aggregate amount of credit we extended to directors, executive officers and principal shareholders was $7.1 million, or approximately 4.8% of our equity.

First Security has employed certain employees who are related to First Security’s executive officers and/or directors. These individuals are compensated in accordance with the policies that apply to all employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires First Security’s directors and executive officers, and persons who own more than 10% of First Security common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of First Security. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish First Security with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports and certifications from our directors and officers, all of our directors and executive officers complied with all applicable Section 16(a) filing requirements during 2007. In regard to beneficial owners of more than 10% of outstanding shares of common stock, we not aware that any person beneficially owns more than 10% of our common stock.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in First Security’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by First Security at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted no later than December 23, 2008 for next year’s annual meeting. The persons named as proxies in First Security’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to the William L. (Chip) Lusk, Jr., Secretary of the Board of First Security at First Security’s principal office at 531 Broad Street, Chattanooga, Tennessee 37402. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

Management of First Security does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and notes thereto are being mailed to stockholders of record along with this Proxy Statement.

We have provided to each person solicited hereby a copy of our 2007 annual report on Form 10-K filed with the Securities and Exchange Commission (including the financial schedules thereto but without the exhibits) as part of our 2007 Annual Report to Shareholders. We will furnish any exhibit to our annual report on Form 10-K to any person solicited hereby upon written request and payment of a reasonable fee as we may specify to cover our expenses in providing the exhibits. Requests may be addressed to First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee 37402, Attention: William L. (Chip) Lusk, Jr., Secretary of the Board.

Our annual report on Form 10-K, including exhibits, is also accessible from our corporate website, www.FSGBank.com. This website also contains our other filings with the Securities and Exchange Commission, including but not limited to our quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to these or other reports. These reports are accessible soon after we file them with the Securities and Exchange Commission.

By Order of the Board of Directors,

Rodger B. Holley

Chairman of the Board & Chief Executive Officer

April 14, 2008

REVOCABLE PROXY

FIRST SECURITY GROUP, INC.

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2008

The undersigned hereby appoints Rodger B. Holley and William L. Lusk, Jr., or either of them, each with full power of substitution, as Proxies to vote all shares of the $0.01 par value common stock of First Security Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held Wednesday, June 4, 2008, at 4:00 pm, local time, at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, and at any postponement or adjournment thereof.

The Proxies will vote on the proposals set forth in the notice of annual meeting and proxy statement as specified on this proxy and are authorized to vote at their discretion as to any other business which may come properly before the meeting. If a vote is not specified, the Proxies will vote for approval of the proposals.

The Board of Directors recommends a vote “FOR” the following proposals:

1. Election of Directors: Authority for the election of Rodger B. Holley, Lloyd L. Montgomery, III, J.C. Harold Anders, Randall L. Gibson, Carol H. Jackson, Ralph L. Kendall, William B. Kilbride, and D. Ray Marler, as directors, each to serve until First Security’s 2009 Annual Meeting of Shareholders and until their successors are elected and qualified.

For  ☐                                             Withhold  ☐                                             For All Except  ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. Ratification of the Appointment of Joseph Decosimo and Company, PLLC, as Independent Auditors. Authority to ratify the appointment of Joseph Decosimo and Company, PLLC, as independent auditors for First Security and its subsidiary for the current fiscal year ending December 31, 2008.

For  ☐                                             Against  ☐                                             Abstain  ☐

COMMON SHARES:

ACCOUNT NUMBER:

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, mark, sign, date and return in the envelope furnished.

FIRST SECURITY GROUP, INC.

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PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.